Exhibit 99.2

Transcript of
Kaspien Holdings Inc.
First Quarter 2021 Earnings Call
June 10, 2021

Participants

Kunal Chopra - Chief Executive Officer, Kaspien Holdings Inc.
Ed Sapienza - Chief Financial Officer, Kaspien Holdings Inc.
Brock Kowalchuk - Chief Financial Officer, Kaspien Inc.
Mitchell Bailey - Chief Operating Officer, Kaspien Holdings Inc.

Analysts

Rommel Dionisio - Aegis Capital Corp.

Presentation

Operator

Good afternoon. Welcome to Kaspien’s Fiscal First Quarter 2021 Earnings Conference Call. Joining us today our company’s CEO, Kunal Chopra; COO Mitchell Bailey; Kaspien Holdings Inc. CFO, Ed Sapienza; and Kaspien, Inc. CFO, Brock Kowalchuk.

Following the remarks, we will open the call for your questions. Then before we conclude, I’ll provide the necessary cautions regarding the forward-looking statements made by management during this call.

I would like to remind everyone that this call will be recorded and made available for replay via a link available in Investor Relations section of the company’s website.

Now, I’d like to turn the call over to Kaspien’s CEO Kunal Chopra. Sir, please proceed.

Kunal Chopra - Chief Executive Officer, Kaspien Holdings Inc.

Welcome everyone and thank you for joining us today on our first earnings call. After the market closed, we issued a press release announcing our results for the fiscal first quarter ended May 1, 2021. A copy of the press release is available in the investor relations section of our website. I encourage all listeners to view our release for additional information on what we’ll be discussing today. And with that, we’ll get started.

Recognizing that many of you listening might be new to the Kaspien story. I’d like to start with a brief overview of the business. Then I’ll turn the call over to Kaspien Holdings’ CFO Ed Sapienza to discuss our financial results for the quarter. His remarks will be followed by comments from the CFO of our operating subsidiary, Kaspien Inc., Brock Kowalchuk, who will provide some additional disclosures around our key performance indicators. Lastly, I’ll come back on to provide more operational analysis and closing remarks before turning the call over to questions. But first, I’d like to provide a little bit of background on our company.

Founded as Trans World Entertainment in 1972, our operations were historically divided between two business segments, retail, and in recent years, e-commerce. Within retail, we operated a business called For Your Entertainment or FYE for short. FYE was a brick and mortar retailer for various legacy media products, including videos and CDs. As of 2019, the FYE segment operated 210 stores, totaling approximately 1.2 million square feet of real estate.

As it relates to e-commerce, in 2016, we acquired etailz, a leading third party online retailer. etailz used a data driven approach to digital marketplace retailing, working with proprietary software and e-commerce insights to identify new distributors and wholesalers, isolate emerging product trends and optimize price positioning and inventory purchase decision.

In February 2020, we fully committed to our e-commerce growth strategy, sold our ownership position in FYE and subsequently rebranded as Kaspien Holdings. Today, Kaspien has adopted, improved and expanded on our legacy to build a leading e-commerce marketplace growth platform. We offer an expansive suite of software and services to help brands grow on major online marketplaces, including Amazon, Amazon International, Walmart, Target, eBay and others.

We have spent the last decade building and implementing proprietary technologies for brand protection, marketing optimization, and fulfillment efficiency to generate strong revenue growth for Kaspien customers whom we call our partners. We are an integral part of the trillion dollar online marketplace landscape and are positioned to lead third party seller brand growth services for years to come.

We reach our partners through four main avenues; retail, by acquiring inventory from brands and then using our expertise and economies of scale to sell it on online marketplaces; agency, by offering our services to brands who benefit from our expertise and pay as a fee; software, by licensing our proprietary software to brands who want to handle their marketplace optimization in house; and lastly to the complete acquisition of brands that are complementary to our existing portfolio.

Our retail arm is the foundation of our operations, which has steadily grown year-over-year, while representing the majority of revenues. However, we are taking a diversified approach to growth through our additional lines of business. Our goal is to provide a comprehensive set of solutions to address partners’ needs at all stages of the online selling journey. Our agency and software businesses represent higher margin, strong lifetime value opportunities to provide services to partners who either need additional help through our subject matter and experience or are fully capable of managing their operations, but need the technology stack to do so. At the end of the spectrum, our new acquisition model also provides partners with a clear exit strategy where we can drive outsized results based on our expertise in selling through online platforms.

We have a lot of exciting things going on in our company, and I look forward to sharing our story with you in the coming quarters and years.

With that overview completed, I’ll now get into the results for the quarter. In short, it was another strong performance for Kaspien. In the fiscal first quarter, we improved year-over-year in nearly every meaningful financial metric and KPI. While we have consistently grown our top line over the past several quarters, we’ve also seen significantly decreased SG&A costs as a percentage of net revenue, meaning we have been able to improve performance while also adding efficiency.

Our retail business produced a healthy double-digit revenue increase and we drove major growth in our subscription service. Gross merchandise value on GMV saw nearly 50% increase overall, with a greater than 100% increase in subscription GMV. The subscription segment now contributes 33% of total GMV, further supporting a diversified approach to scale. Highlighting our commitment to subscription growth over the last fiscal quarter, we’ve nearly doubled the size of the subscription team. This portion of the business is expanding rapidly and we feel that SAS provides a great growth opportunity for Kaspien overall.

Across our business, we are pushing to continue growing our internal teams in high growth and high ROI business. We have a lot of exciting updates to share but before I go any further, I’m going to turn the call over to Kaspien Holding’s CFO Ed Sapienza, to discuss our financial results for the quarter in greater detail. Ed?

Ed Sapienza - Chief Financial Officer, Kaspien Holdings Inc.

Thank you, Kunal. Turning now to our financial results for the fiscal first quarter ended May 1, 2021. Our net revenue in the first quarter increased 29% to $40.6 million, up from $31.6 million in Q1 of last year. The increase in net revenue was primarily attributable to continued strength on the Amazon US marketplace, Amazon International, Walmart, Target and other marketplaces.

During the period, we saw an increase in percentage of revenue contribution from our businesses outside of the Amazon US business, which has historically been our largest contributor. While we continue to grow steadily within the channel on a dollar basis, the outperformance we saw within Amazon international and other new markets contributed to this spread. As we continue to increasingly diversify and expand our revenue streams, we expect this positive trend to continue.

Moving on to gross profit. This quarter, we made a reclassification to move several line items that were historically booked under cost of goods sold to our selling, general and administrative or SG&A expense segment. Among these expenses were Amazon related commissions which we pay based on our sales volume. These changes do not have an impact on our operating or net income. It should be noted that our gross margin will show a material increase when compared to prior reporting, however we believe this update provides a better reflection of both our gross profit and SG&A expenses.

We have and will continue to update comparable year periods going forward to ensure comparisons are on a like for like basis. This quarter gross profit increased 24% to $9.8 million or 24.1% of net revenue from $7.9 million or 25.1% of net revenue in the comparable year ago period. While gross margin decreased overall, our merchandise margin rate increased 50 basis points to 46.7% compared to 46.2% in last year’s period. The overall increase in gross profit was primarily attributable to the increase in both net revenue and merchandise margin rate. Today’s press release includes a table that reconciles our merchandise gross profit to gross margin. I encourage listeners on the call to review our release for those additional details.

Turning to our selling, general and administrative expenses. For the first quarter of 2021, our SG&A expenses decreased 19% to $10.7 million from $13.1 million in fiscal Q1 of last year. The decrease in SG&A expenses was primarily driven by $3.7 million decline in general and administrative expenses, partially offset by a $1.3 million increase in selling expenses. The increase in selling expenses is attributable to an increase in marketplace fees due to the net revenue increase.

Our loss for operation -- from operations for the quarter was $861,000, compared to a loss from operations of $5.2 million in the comparable year ago period. The improvement in operating results was primarily attributable to higher net revenue and the reduction in SG&A expenses. Our net loss for the first quarter totaled $1.4 million, or $0.61 per diluted share, compared to a net loss of $5.4 million or $2.97 per diluted share in Q1 of 2020. The improvement in net loss for the quarter was primarily attributable to higher net revenue and the reduction in SG&A expenses.

Adjusted EBITDA, a non-GAAP measure, was a loss of $258,000, compared to a loss of $4.7 million for the same year ago period.

Moving on to the balance sheet, we ended the quarter with $5 million in cash, compared to $1.8 million as of January 30, 2021 and $7.1 million as of May 2, 2020. During the quarter, the company raised approximately $13.5 million in gross proceeds prior to deducting underwriting discounts, commissions and estimated offering expenses and an underwritten offering of 416,600 shares of common stock at a price to the public of $32.50 per share. A portion of these proceeds were used to pay back $6.3 million in short-term borrowings, among other expenditures.

We are confident in our cash position to support our growth needs for the foreseeable future. Cash used in operations was $2.5 million, compared to a use of $6.5 million in the comparable year ago period. Inventory at quarter end was $22.6 million, compared to $17.2 million in the comparable year ago period.

This completes my financial summary. I’d now like to turn the call over to Brock for additional insights into our KPIs for the quarter. Brock?

Brock Kowalchuk - Chief Financial Officer, Kaspien Inc.

Thanks, Ed. Turning now to our KPI results for the fiscal first quarter ended May 1, 2021. Starting with gross merchandise value or GMV. In fiscal Q1, GMV across our platform increased 48% to 63.4 million from $42.9 million in the comparable year ago period; included in that number is retail GMV as well as subscription GMV. Retail GMV was up 30% to $42.6 million, compared to $32.8 million in the comparable year ago period. Subscription GMV increased 105% to $20.9 million or 33% of total GMV, compared to $10.2 million or 23.7% of total GMV in the comparable year ago period.

When compared with Q4 of last year, GMV decreased over both the retail and subscription segments by 10% and 22% respectively. It should be noted that fiscal Q4 historically represents our strongest sales performance, owing to increases in retail sales during the holiday season. The quarter-over-quarter reflects this seasonality. Going forward, we generally expect to continue reliably growing GMV, both in retail and subscription on a year-over-year basis.

Total active partner count at the end of fiscal quarter one was approximately 845, including 708 retail partners and 137 subscription partners. This represents an 8% overall increase in the partner base on a sequential basis, driven by 124% increase in subscription partners and offset by a 2% decrease in retail partners. The company’s retail partner base decreased due to the rationalization of retail partners based on revenue margin and working capital considerations.

First quarter GMV per active partner increased 37% to $75,000 in 2021 as compared to $55,000 in the first quarter of fiscal 2020. As noted in today’s release, we expect this metric to steadily grow over time as partners derive more value from the Kaspien platform, leading to greater partner sales, increase engagement across more product lines.

Subscription lifetime value to customer acquisition cost ratio, or LTV to CAC ratio, as of May 1, 2021 was 3.4x with an average payback period of 7.7 months. This is an improvement compared to a ratio of 3.2x and 8.1 months recorded in the prior quarter. As subscription partners continue to mature and adopt more features of the Kaspien platform, we also expect these metrics to improve over time.

During the fiscal first quarter, subscription monthly recurring revenue or MRR increase approximately 106% to $149,000 compared to $73,000, at the end of the comparable year ago period. Retail segment gross revenue per partner for the first fiscal quarter increased 32% to $60,000 from $45,000 in the comparable year ago period.

We would like to highlight the value our platform is bringing to our partner base. Our largest partners on the platform experienced 44% year-over-year net revenue growth in the first fiscal quarter of 2021, relative to the same period in 2020.

That completes my summary. I’d now like to turn the call back over to Kunal for additional insights into our operational progress during the quarter, as well as an outlook going forward. Kunal?

Kunal Chopra - Chief Executive Officer, Kaspien Holdings Inc.

Thanks, Brock. As you just heard and further to my comments from earlier, the fiscal first quarter was a strong performance from Kaspien and a continuation of the consistent results you’ve delivered over the past few quarters. But beyond these strong financial metrics, we’ve also continued to drive our business forward in a lot of other ways, which I’d like to take some time outlining here.

Right now we have a number of major operational initiatives at work, including new product launches, sales and marketing programs, partnerships, marketplace thought leadership content, and a new brand acquisition strategy. I’ll now take a minute to go through these areas more fully beginning with products.

Over the last few months, we’ve launched three new products on the Kaspien platform, including our sponsored brand management, dayparting, and agency sales prediction services. Sponsored brand management helps partners drive additional traffic and visibility to their brand on the Amazon Marketplace and improve sales conversion. Dayparting, which is integrated with our AdManager service enables Amazon advertisers to schedule pay-per-click ads to run only during the days and times that deliver the best results. AdManager is one of the only ad management applications available that offers dayparting, giving us a significant competitive edge.

Lastly, agency sales prediction allows partners to more accurately forecast future channel sales to optimize inventory positioning and demand planning to improve revenues and margins on Amazon. At Kaspien, our mission is to optimize and grow brands on today’s leading online marketplaces and we continue to expand our value proposition to serve our brand partners to become a one-stop shop for everything marketplace drove.

Moving to sales and marketing, our teams have been hard at work over the last quarter, refining our in-bound marketing strategy that has yielded 2,200 new Marketing Qualified Leads or MQLs and 770 Sales Qualified Leads or SQLs this year-to-date. These marketing leads have resulted in a projected 153,000 of won [ph] deal so far this year, 34% of which is in our subscriptions division, resulting in additional monthly recurring revenue. Last year, we put a lot of focus on operationalizing our sales and marketing teams and the benefits of those investments are now showing in the quality of our won deals.

Conversion rates for our marketing and sales pipeline have remained steady this quarter, yet the average closed deal size has improved by 33%, compared to the prior quarter. The market opportunity for our platform of software and services continues to grow at breakneck speed. For our research, the latest number of Amazon sellers has reached an all-time high of 6.2 million, of which 1.6 million are active. So far this year, it is reported that 348,000 new sellers have joined the Amazon Marketplace, expanding our scope and total addressable market. We have sophisticated marketing strategies in place to reach the most relevant of these Amazon sellers through social ads, e-mail marketing, paid search ads, display ads, content marketing, and more.

In March, we announced our approval to sell on target.com through its Invite-Only Target Plus Program. As a Target Plus partner, Kaspien is one of the only third-party sellers currently approved to sell on target.com. Since that announcement, at least 17 brands have applied to our Target brand marketplace waitlist, one of a few on-boarding paths for that marketplace. We are pleased with the initial traction we’re seeing in this new marketplace.

Also related to business development, we’ve recently began a relationship with international grocery brand Kroger in support of our efforts to serve our brands wherever their customers experience that. Our brands customers shop on many distribution channels and through strategic partnerships like with Kroger, we aim to expand our reach outside of just Amazon or Walmart. Our goal is to solidify our approach towards serving our partners on multiple leading marketplaces in a true omni-channel like fashion. We will be conducting initial tests with Kroger in fiscal Q2 and look forward to sharing our results as we work closely together.

Within the e-commerce landscape, Kaspien is a relatively known name to our core constituency, but we believe there is ample ground to cover to position ourselves as business and thought leaders. Over the last couple of years, we made a concerted effort to drive that conversation bringing the latest e-commerce news and strategy information to our audience. It’s our belief that this top of the funnel approach to branding and customer acquisition will benefit our business in a variety of ways outside of just sales.

Let me take a minute to discuss just a few of the activities where we’ve been actively engaged to grow the Kaspien brand. We’ve been conducting content trades as in blogs, webinars, and e-books with eight other companies, including VantageBP, 11Eleven Consulting, eComEngine, SellerSmile, Seller Zone, [indiscernible], Deliverr and MyFBAPrep.

We’ve published 54 pieces of content just this year, including 37 blog posts, 8 podcast episodes, 5 e-books, and 4 webinars, bringing the latest e-commerce news and strategies to our audience. Our blog subscriber population has grown 32% year-to-date and 355% since May 2020, demonstrating that readers find our content valuable. For example, our State of Amazon: 2021 Report helping e-commerce professionals chart their path for the year has 337 downloads since March 15. We are continuing to drive the conversation on all things e-commerce and the feedback we’re getting is validating our time spent in these areas.

I’ll now take a minute to discuss updates on our brand acquisition strategy. At a high level, we believe there are opportunities to expand our offerings through strategic acquisitions where brands and services are highly complementary to our existing technology and business. We’ve spent the last several months developing and initiating a program focused on identifying and ultimately acquiring these online brands. Our approach has been deliberate and thoughtful, and our intention is to only engage with brands that would be highly complementary to our current operations when included under the Kaspien umbrella. Kaspien has partnered with over 4,000 brands to date, giving us experience, as well as high quality data to identify and acquire brands that will benefit from our platform.

As of today’s call, we have a promising pipeline of companies that we feel would be good fit. To aid in our sourcing, we’ve developed a neural network model called SALE [ph] that allows us to intelligently score an acquisition target. Our current pipeline is 164 companies currently being evaluated. To be clear, we don’t expect most of these to ultimately result in deals, but the broader point is that we have a tremendous opportunity to drive incremental value, even just within our own customer base. I look forward to providing you with updates on this exciting new area for us in the coming months.

Before we turn the call over for questions, I’d like to provide a brief outlook on our operation. As I hope I’ve made clear in my remarks, Kaspien is increasingly becoming a part of the e-commerce fabric. As global e-commerce grows, we plan to grow alongside it. At the same time, any macroeconomic impacts that befall our industry will also impact us; COVID-19 being the obvious recent example, in the fiscal second quarter last year.

As retail and businesses shut down, e-commerce stepped up. With an extended strain placed on the online sales industry for the better part of 12 months, we’ve seen supply chain challenges that have been well documented. These supply chain disruptions are impacting all businesses, Kaspien included.

As it relates to our financial forecast, our results in the first quarter are a strong indication of the performance we expect to drive in the years ahead. As it relates to fiscal Q2, our performance in 2020 reflected an outsized demand from a world economy at home that has since begun to return to more normalized activity. These spikes in sales were a one-time event, which we do not expect to recur during this next quarter. To be clear, we firmly expect to continue growing over the long-term and Kaspien remains well-positioned to capitalize on the continued global acceleration of e-commerce adoption and expanding market opportunities in the long run.

We remain committed to helping businesses of all sizes grow online. This means offering that software technology and knowhow to guide our partners to the increasingly complex landscape of digital marketplaces. To date, our approach has led us to expand from one of the original third party retailers to a comprehensive platform of software and tech-enabled services. Going forward, we plan to support more marketplaces, expand to new geographies and layer new business models on top of our existing platform. We also intend to acquire brands, both within and outside our portfolio, and have the data and technology to drive outside results for those businesses.

In summary, we are encouraged about our potential through the next few quarters. As we continue 2021, Kaspien is in a strong position, both operationally and financially, and we have the team, resources, and strategy to take full advantage of the long-term e-commerce evolution.

And with that, we are ready to open the call for your questions. Operator, please provide the appropriate instructions.

Operator

Thank you. [Operator Instructions] And our first question is from Rommel Dionisio with Aegis Capital. Please proceed with your question.

Q: Good afternoon. Thanks for taking my question. Congratulations on the quarter. So, Kunal you referred to some changes in the marketplace overall, as the world is kind of getting back to normal, whatever that new normal will be defined as, but I wonder if you could talk about how that affects -- certainly appreciate your commentary on how that affects your core business, how does that affect your marketing to new potential customers, with new strategic partners that you’ve just recently signed on such as Target, such as Kroger, and how do you see that evolving here over the next few months and quarters? Thank you.

Kunal Chopra - Chief Executive Officer, Kaspien Holdings Inc.

Thank you, Rommel. Yeah, great question. I mean, big picture, our strategy doesn’t change. I mean, our goal is to continue to serve brands, across all the different distribution channels that they are shopping at or their brand customers are shopping at, whether that’s on Amazon, whether that’s on Kroger, whether that’s on Target, Walmart, et cetera. So our big picture strategy isn’t going to change. We’re going to continue to serve our brands across these different channels.

What we are generally seeing is that there is some general softness as a whole across the industry right now and -- but big picture, there’s a lot of supply chain issues that we’re seeing across the board. And so that’s where the issues come into play as to how do we make sure that we can get inventory appropriately to the channels where our customers are actually shopping at. So, the challenges are more on the back end, I think, as opposed to really on that front end.

We’re still seeing demand pretty high with a little bit of softness, in general. So our strategy, big picture is not going to change, we’re going to continue to push forward with everything that we’re doing marketing, advertisements, across all these different channels in an omni-channel like manner, with a core focus now on that supply chain side, which is a big effort for us.

Q: Clear. That’s very helpful. Thanks very much.

Kunal Chopra - Chief Executive Officer, Kaspien Holdings Inc.

You’re welcome.

Operator

[Operator Instructions] And our next question is from [indiscernible]. Please proceed with your question.

Q: Thanks for taking my question. My question applies for the new Amazon storage limitations put in place for FBA sellers. I’m wondering if Kaspien has ran into any issues as a result of new stores limitations or if there’s any changes to the business model, perhaps in signing new category such as grocery to increase those limitations and not impact current FBA limits with the brands you are working with today? Thank you.

Kunal Chopra - Chief Executive Officer, Kaspien Holdings Inc.

Great. So, I will start here with our general approach and then I’d like to hand it over to Mitch, our COO, to give us more specifics on the FBA side of things. Big picture, our strategy is to take a diversified approach. We’re taking a diversified approach on the front-end. We’re taking a diversified approach on the back-end. On the front end, we don’t want to put all our eggs in one basket, which is Amazon. We want to expand to multiple international marketplaces. We want to expand to Walmart, Target, Kroger, et cetera, et cetera. The same principle applies to the back end as well.

We don’t want to put all our eggs in the FBA basket. So, we have our own warehouse in Spokane. We are working with multiple third-party logistics providers like MyFBAPrep, with Deliverr, and these are all part of our entire ecosystem of distribution on the back-end. And so our general approach is to not put our eggs in that one basket, but to try to diversify as much as possible.

That being said, of course, the Amazon limitations have affected us and what we are doing is, we are transferring a lot of that inventory now to third parties logistics providers and our own warehouse as well. But, Mitch, if you can just add some more detail to that, I would appreciate it.

Mitchell Bailey - Chief Operating Officer, Kaspien Holdings Inc.

Yeah, thanks Kunal, happy to and thank you Jake for the question. Yeah, Kunal was spot on with the approach of diversification from a supply chain standpoint. What we’ve observed and what we’re noticing is some of these limitations or restrictions that Amazon is putting in place from an inventory standpoint continue to be moving targets, and I believe that those inconsistencies may persist.

So, the focus across Kaspien and what has allowed us to be agile through this is having that diversified approach already in our infrastructure. So, one thing that has been a key focus for us is really creating a curated strategy with our partners and that strategy can be different, whether it’s by category or by size type of the merchandise that we’re working with to come up with the most optimal solution for how we’re housing this inventory, to make sure we’re maximizing the coverage across all the different channels that we’re selling through. So, yeah, it’s a testament to the agility in the partnership that we have with a lot of our partners.

Q: Excellent, thank you.

Operator

[Operator Instructions] And at this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Chopra for his closing remarks.

Kunal Chopra - Chief Executive Officer, Kaspien Holdings Inc.

Excellent. Thank you today for joining us on the call. I especially want to thank our employees, partners and investors for their continued support. I appreciate everyone’s time today. Operator, back to you.

Operator

Before we conclude today’s call, I’d like to provide Kaspien’s safe harbor statement that includes important cautions regarding forward-looking statements made during this call. During today’s call, there were forward-looking statements made regarding future events within the meaning of the Private Securities Litigation Reform Act of 1995.

Certain statements in this communication are forward-looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. We have used the words anticipate, believe, could, estimate, expect, intend, may, plan, predict, project, and similar terms and phrases, including references to assumptions in this call to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements.

The following factors are among those that may cause actual results to differ materially from the company’s forward-looking statements: risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier, and employee retention; the outcome of any legal proceedings that may be instituted against the company; the company’s level of debt and related restrictions and limitations, unexpected costs, charges, expenses, or liabilities; the company’s ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; the impact of the COVID-19 pandemic; and other risks described in the company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The listeners should keep in mind that any forward-looking statement made by us on this call, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this call or elsewhere might not occur.

Thank you for joining us today for Kaspien’s fiscal first quarter 2021 earnings conference call. You may now disconnect.